EXHIBIT 3.2.2

                                 EUROTECH, LTD.

                                 BYLAW AMENDMENT

The undersigned hereby certifies that by action February 23, 2000, the Board of Directors of Eurotech, Ltd., a District of Columbia corporation, amended the corporations Bylaws to fix the number of directors to constitute the Board of Directors at five, so that the first sentence of Article III, Section 1 of such Bylaws now reads as follows:

         "The number of directors shall be five."

         IN WITNESS WHEREOF, I have executed this certificate this 11th day of May, 2000.



                                                     /s/ Don V. Hahnfeld
                                                     ---------------------------
                                                         Don V. Hahnfeldt